                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



    Date of report (Date of earliest event reported):     October 14, 1999
                                                       ----------------------


                       ASCENT ENTERTAINMENT GROUP, INC.
            (Exact name of registrant as specified in its charter)


Delaware                              0-27192           52-1930707
(State or other jurisdiction of       (Commission       (I.R.S. Employer
incorporation or organization)        File No.)         Identification No.)


                      1225 Seventeenth Street, Suite 1800
                            Denver, Colorado  80202
                   (Address of principal executive offices)

                                (303) 308-7000
             (Registrant's telephone number, including area code)
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Item 5.     Other Events
            ------------

Amendments to Sports Sale Agreement
-----------------------------------

     On October 14, 1999, Ascent Entertainment Group, Inc. (the "Company" or "AEG") entered into an amendment (the "First Amendment") to the Purchase and Sale Agreement dated as of July 27, 1999 (the "Sports Sale Agreement") among AEG, Ascent Sports Holdings, Inc., Liberty Denver Arena LLC ("LDA"), and various affiliates of Donald L. Sturm (the "Purchasers). As previously announced, pursuant to the Sports Sale Agreement, the Company had agreed to sell its sports-related businesses, including the NBA Denver Nuggets, the NHL Colorado Avalanche and a new arena in downtown Denver known as the Pepsi Center, to the Purchasers for aggregate consideration of $461 million in cash and indebtedness to be retained by the purchased entities. A copy of the First Amendment is attached hereto as Exhibit 10.1 and incorporated herein in its entirety.

     As of October 29, 1999, the Company entered into an amendment (the "Second Amendment") to the Sports Sale Agreement. The Second Amendment provides, among other things, that: the Drop Dead Date (as defined in the Sports Sale Agreement) has been extended from October 31, 1999 to November 10, 1999. This summary of the Second Amendment is qualified by reference to the Second Amendment, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein in its entirety. On November 1, 1999, the Company issued a press release announcing that it had entered into the Second Amendment, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

     As a result of the Second Amendment, assuming the sale of the Company's sports-related
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businesses, after payments to LDA for its interest in the Pepsi Center, appropriate reserves for cash received to-date relating to the Nuggets and Avalanche 1999-2000 playing seasons and to be retained by those entities, the Company anticipates net cash proceeds pursuant to the Sports Sale Agreement of approximately $255 million, after establishment of the escrow accounts required by the Second Amendment and other closing adjustments. There can be no assurances that the sale of the Company's sports related businesses pursuant to the Sports Sale Agreement will be consummated prior to the amended Drop Dead Date of November 10, 1999.

Effects of the Sports Sale Amendments on the Company's Pending Merger Agreement
-------------------------------------------------------------------------------

     As previously announced, on October 20, 1999, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with AT&T Corp., Ranger Acquisition Corp. and Liberty Media Corporation ("Liberty"). Pursuant to the Merger Agreement, upon consummation of the merger contemplated thereby (the "Merger"), each share of AEG common stock would be converted into .4626 shares of Liberty Media Group Class A Common Stock. As a result of the Second Amendment discussed above, the Company and Liberty have agreed that certain conditions to the consummation of the Merger are incapable of being satisfied. Notwithstanding the foregoing, the Company and Liberty have agreed to negotiate through November 30, 1999 toward an amendment to the Merger Agreement containing mutually acceptable terms, during which period Liberty agrees not to terminate the Merger Agreement unless the parties reach an impasse. After November 30, 1999, if the parties have not amended the Merger Agreement then Liberty may elect to terminate the Merger Agreement at any time through December 3, 1999 as a result of the Second Amendment. If Liberty does not so terminate, then it shall have been deemed to waive its right to terminate the Merger Agreement as a result of the Second Amendment. This summary of the letter agreement between the Company and Liberty is qualified by reference to such agreement, a copy of which is attached hereto as Exhibit 10.3 and incorporated herein in its entirety.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c)  Exhibits
     --------

     10.1 First Amendment to Purchase and Sale Agreement made as of October 14, 1999 among the Company, Ascent Sports Holdings, Inc., LDA and the Purchasers.
     10.2 Second Amendment to Purchase and Sale Agreement made as of October 29, 1999 among the Company, Ascent Sports Holdings, Inc., LDA and the Purchasers.
     10.3   Letter Agreement dated October 31, 1999 between the Company and
            Liberty.
     99.1   Press release issued by the Company on November 1, 1999.
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                                  SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT ENTERTAINMENT GROUP, INC.
--------------------------------



By:   /s/  Arthur M. Aaron
   ---------------------------------------
Arthur M. Aaron
Vice President, Business and Legal Affairs

Date: November 1, 1999